AMENDED EXECUTIVE AGREEMENT

     This Amendment to the Executive Agreement is made and effective this 1st day of August, 2006 and references the amended agreement of November 5th, 2004 and the original agreement of 30th day of August, 2000 by and between Cardima, Inc. (the "Company") and Eric K.Y. Chan ("Chan" or "the Employee").

                                    Recitals

     WHEREAS, Chan is currently employed by the Company as Vice President, Product Development; and

     WHEREAS, the Company and Chan would like to enter into an amended Executive Agreement that sets forth the basic terms and conditions of Chan's continued employment with the Company;

     THE PARTIES AGREE AS FOLLOWS:

                                  Compensation

     1. Chan's salary shall not be less than $200,000 on an annualized basis, which will be paid biweekly, less regular payroll deductions, and will cover all hours worked. Chan's salary will be reviewed annually based generally on performance and market conditions. In addition, the Board of Directors has approved to pay a one time $50,000 bonus to Chan. Moreover, subject to approval of the Board of Directors, Chan will be eligible for annual executive bonuses.


                                  Stock Grants

     2. Pursuant to earlier agreements with the Company, Chan has been granted options to purchase Company Common Stock. In the event of a "Change in Control" as defined in Appendix A, vesting of all of Chan's stock options issued prior to the effective date of this agreement will fully and immediately vest. Stock options granted after the effective date of this agreement shall be accelerated by the same number of months of completed months of vesting for such options. For example, if Chan has a stock option subject to vesting over 48 months and has completed 23 months of service towards the vesting of the option, then, in the event of a Change in Control, the vesting of the option shall be accelerated by 23 additional months so that the option would become 46/48ths vested.

               Termination Without Cause and/or Change of Control

     3. Chan and the Company agree that if Chan is terminated without "Cause" (as defined in Appendix A) and subject to, and upon the effective date of, the release described in Section 9 below, Chan (i) will receive an additional 12 (twelve) months of continued base salary, (ii) will continue to receive the Company's standard benefits package for an additional 12 (twelve) months, (iii) will receive a bonus for the Company fiscal year coinciding with or immediately following his termination based upon the average bonus Chan received in the preceding two years prior to his termination at the same time that he would have received an annual bonus from the Company had he remained in employment with the Company, (iv) will have his stock options vest on an accelerated basis as provided in paragraph 2 above, and (v) Chan will have ninety (90) days from the date of termination of his employment to exercise his vested options.

                                     Duties

     4. Chan and the Company agree that Chan will continue to act as Vice President, Product Development of the Company. Chan acknowledges that his duties may change from time to time on reasonable notice, based on the needs of the Company and based on his skills, both as reasonably determined by the Company.

     As an exempt employee Chan agrees that he will, to the best of his ability and experience, loyally and conscientiously perform the duties and obligations required of him pursuant to the terms of this Agreement. Chan is required to follow office policies and procedures adopted from time to time by the Company and to take such general direction consistent with his positions within the Company as he may be given from time to time by his superiors. The Company reserves the right to change these policies and procedures at any time upon reasonable notice. (Also see Adjustments and Changes in Employment Status). Chan is required to devote his full business energies, efforts and abilities to his employment, unless the Company expressly agrees in writing otherwise.

                   Adjustment and Changes in Employment Status

     5. Chan understands that the Company reserves the right to make personnel decisions regarding his employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business; provided that any of the foregoing changes shall be subject to his rights under this Agreement.

                Proprietary Information and Inventions Agreement

     6. Chan agrees that he is bound by the terms of the Company's Proprietary Information and Inventions Agreement that he executed on June 8, 1998 (the "Proprietary Information Agreement"), which is incorporated into this Agreement by reference.

                                Employee Benefits

     7. Chan will continue to be eligible for the Company's standard benefits package which includes, but is not limited to, health insurance benefits during the course of this agreement. Chan acknowledges that these benefits may change from time to time. Chan will be covered by workers' compensation insurance and State Disability Insurance, as required by California state law.

                               Term of Employment

     8. Chan acknowledges that his employment with the Company is "at-will." In other words, either he or the Company can terminate Chan's employment at any time for any reason, with or without cause and with or without notice. Chan and the Company acknowledge that any such termination will be subject to this Agreement.

                              Release of All Claims

     9. As a condition  for the rights,  payments and  benefits  provided for in
Section 3 above, Chan must execute a general waiver and release of all claims that Chan may have against the Company and its employees (including its officers), agents, advisors, and members of its board of directors, in a general waiver and release form that the Company may require, and such waiver and release must become effective in accordance with its terms (including after any applicable rescission period imposed by law). The Company, in its sole discretion, shall determine the form of the required release and may draft and modify the format of the required release to comply with applicable state and federal laws.

                              Integrated Agreement

     10. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between Chan and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by Chan and the Compensation Committee of the Board of Directors of the Company.

                                  Severability

     11. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties shall use their best efforts to find an alternative way to achieve the same result. This Agreement shall be governed by California law.

Chan and the Company agree to and accept the terms expressed in this Agreement. Chan acknowledges that this is not an employment contract for any fixed period, and that either party may end the employment relationship at any time for any reason subject to the terms set forth above.



/s/ Eric K.Y. Chan
------------------
Eric K.Y. Chan                       Date: August 9, 2006






Cardima, Inc.
/s/ Gabriel B. Vegh
-------------------
By: Gabriel B. Vegh                  Date: August 9, 2006
Title: Chief Executive Officer

APPENDIX A

DEFINITIONS

     "Change in Control" shall mean the consummation of one of the following:

     (a) the acquisition of 50.1% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

     (b) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization;

     (c) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

     (d) the dissolution of the Company pursuant to action validly taken by the stockholder of the Company in accordance with applicable state law.

     "Cause" shall mean (a) Employee's willful misconduct or gross negligence in performance of his duties hereunder or material breach of this Agreement, including Employee's refusal to comply in any material respect with the legal directives of the Company's Chief Executive Officer or Board of Directors so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within 20 working days after written notice from the Chief Executive Officer or Board of Directors, which written notice shall state that failure to remedy such conduct may result in Termination for Cause; (b) dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony related to or adversely reflecting on the Company; or (c) Employee's incurable material breach of any element of the Company's Proprietary Information Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.